Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: Oct. 20, 2009
ANCHOR BANCORP WISCONSIN INC. ADJUSTS FIRST QUARTER RESULTS BASED
ON INCREASED LOAN CHARGE-OFFS
Madison, Wis. — Anchor BanCorp Wisconsin Inc. today restated its first quarter results indicating an additional loss of $51.1 million, or a total loss of $62.9 million for the quarter ended June 30, 2009. This restatement is based primarily on the adjusted classification of certain non-performing loans that its subsidiary bank’s (AnchorBank, fsb) loan portfolio is experiencing, as well as on a re-evaluation of its allowance for loan losses.
A copy of the revised financials is attached to this press release.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has more than 70 offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, or Chris Bauer, CEO, at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS

(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008

	(Restated)
Operations Data:
Net interest income	$24,915	$33,421
Provision for loan losses	70,400	9,400
Net gain on sale of loans	11,403	2,243
Other non-interest income	8,157	9,566
Non-interest expense	37,064	26,791
Minority interest in loss of real estate partnership operations	(85)	(39)
Income (loss) before income taxes	(62,904)	9,078
Income taxes (benefit)	—	3,566
Net income (loss)	(62,904)	5,512

Selected Financial Ratios (1):
Yield on earning assets	4.80%	6.05%
Cost of funds	2.79	3.22
Interest rate spread	2.01	2.83
Net interest margin	1.99	2.87
Return on average assets	(4.76)	0.44
Return on average equity	(126.04)	6.37
Average equity to average assets	3.77	6.93
Non-interest expense to average assets	2.80	2.15

Per Share:
Basic earnings (loss) per share	$(2.97)	$0.26
Diluted earnings (loss) per share	(2.97)	0.26
Dividends per common share	0.00	0.18
Book value per common share	1.92	16.00

	June 30,		Percent
	2009	2008	Change

	(Restated)
Financial Condition:
Total assets	$5,238,320	$4,949,335	5.8%
Loans receivable, net
Held for sale	115,340	6,619	1642.6
Held for investment	3,641,708	4,129,075	(11.8)
Investment securities available for sale, at fair value	51,294	97,707	(47.5)
Mortgage-related securities available for sale, at fair value	493,313	270,042	82.7
Mortgage-related securities held to maturity, at amortized cost	47	57	(17.5)
Deposits and accrued interest	3,987,906	3,406,975	17.1
Other borrowed funds	1,041,049	1,147,329	(9.3)
Stockholders’ equity	151,422	343,599	(55.9)
Allowance for loan losses	139,455	40,265	246.3
Non-performing assets	190,381	144,137	32.1
Net charge-offs	(68,110)	(7,420)	817.9

(1)	Annualized when appropriate.